PRICING SUPPLEMENT NO. 103 DATED                 Filed Pursuant to
JULY 15, 1999 TO PROSPECTUS DATED                   Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY             File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series E
                Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Prospectus Supplements dated September 24, 1998.

Aggregate Principal Amount:                       $1,010,000.00
Original Issue Date (Settlement Date):            July 20, 1999
Stated Maturity Date:                             July 15, 2006
Issue Price to Public:                            100.00% of Principal
Amount
Interest Rate:                                    7.375% Per Annum
Interest Payment Dates:                           August 15 and Monthly
                                                  Thereafter
                                                  Commencing August 15,
1999
Survivor's Option:                                [ X ] Yes       [   ] No
Optional Redemption:                              [ X ] Yes       [   ] No

Initial Redemption Date:                          July 15, 2001
Redemption Price:                                 Initially 101% of
                                                  Principal Amount and
                                                  100% after the first
anniversary of the Initial
Redemption Date.

                                                  Principal Amount of
Notes
      Agent                                       Solicited by Each Agent

First of Michigan Corporation                     $      92,000.00
Prudential Securities Incorporated                $     149,000.00
J.J.B. Hilliard, W.L. Lyons, Inc                  $      92,000.00
J.W. Korth & Company                              $     677,000.00
      Total                                       $   1,010,000.00

                                                  Per Note Sold by
                                                  Agents To PublicTotal

Issue Price:                                      $       1,000.00$
1,010,000.00
Agent's Discount or Commission:                   $           7.00$
7,070.00
Maximum Dealer's Discount or
  Selling Concession:                             $          18.50$
18,685.00
Proceeds to the Company:                          $         974.50$
984,245.00

CUSIP Number:  12589QM78